EXHIBIT 10.3

Celator Pharmaceuticals, Inc. 200 PrincetonSouth Corporate Center Suite 180 Ewing, NJ 08628 Tel: 609.243.0123 Fax: 609.243.0202 www.celatorpharma.com

April 1, 2016

Fred M. Powell

2309 April Drive

Jamison, PA 18929

Dear Fred:

Reference is made to the Letter and Restrictive Covenants Agreement dated as of December 7, 2012, as amended, (the “Letter Agreement”) between you and Celator Pharmaceuticals, Inc. (the “Company”), pursuant to which you were employed by the Company as Vice-President and Chief Financial Officer effective December 17, 2012.

The Company considers it essential to its best interests and that of its stockholders to foster the continued employment of key management personnel. Accordingly, in order to induce you to remain in the employ of the Company, this letter (this “Amendment”) sets forth an amendment to the Letter Agreement to reflect a change in the severance benefits that will be paid to you by the Company if your employment is terminated upon a Change of Control by the Company without Cause or by you for Good Reason (as those terms are defined below) and to make certain changes in related sections of the Letter Agreement.

We have agreed as follows:

1.           Section 7 of the Letter Agreement is hereby amended and restated in its entirety to provide as follows:

Termination Generally. You may resign from the Company at any time, provided that you give the Company at least twenty (20) business days’ written notice of your intention to resign. The Company may terminate your employment at any time, without “Cause” (as hereinafter defined) by giving you at least ten (10) business days’ written notice of termination (the “Termination Notice”); provided, however, that the Company may, in the Company’s sole discretion, pay your Base Salary for the period of notice in lieu of providing such notice. In the event of the termination of your employment without Cause, the Company will pay to you, in addition to the portion of your Base Salary that has been earned through your last day of employment and is then payable, but that has not yet been paid: (A) severance payments in an amount equal to your Base Salary for a period of nine (9) months from the termination date, payable in accordance with the Company’s payroll practices, and (B) reimbursement of the medical and dental insurance premiums for you and your eligible dependents under the Company’s group insurance plans at the same level you elected and was in effect as of the effective date of the termination of your employment for a period of nine (9) months from the termination date, in each case subject to all applicable tax deductions and withholdings; provided, however, that no severance payments or insurance reimbursements shall be paid or owed unless you first sign and deliver to the Company a legally binding general release of all claims against the Company, its officers, directors, representatives, employees, stockholders and any other persons or entities that may be claimed to be liable to you as a result of or arising from the employment relationship or otherwise, and a covenant not to sue, which release and covenant (the “Release and Covenant”) shall be in a form prepared by and satisfactory to the Company and may incorporate post-employment obligations on your part consistent with those contemplated by this Agreement, as it may be hereafter amended and in effect upon the termination of your employment.

The severance payments will be made in installments in conjunction with the Company’s normal payroll cycle and will commence as soon as administratively feasible within sixty (60) days following your termination of employment, provided that you have fully executed and not revoked the Release and Covenant within forty-five (45) days following your termination of employment. Notwithstanding the foregoing, if your termination of employment is within the final sixty (60) days of the calendar year, the severance payments shall commence as soon as administratively feasible within sixty (60) days following your termination of employment, but in no event prior to the first scheduled pay date in the next calendar year, provided you have fully executed and not revoked the Release and Covenant.

The Company may terminate your employment immediately for “Cause,” as hereinafter defined. Upon any termination of your employment by the Company for Cause or by reason of your voluntary resignation, as the case may be, you will be entitled to only the portion of your Base Salary that has been earned and is then payable, but that has not yet been paid.

As used in this Agreement, the term “Cause” shall mean, except to the extent specified otherwise by the Board, a finding by the Board that you (i) breached this Agreement; (ii) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) disclosed trade secrets or confidential information to persons not entitled to receive such information, (iv) breached any written non-competition or non-solicitation agreement between the Company and you or (v) engaged in such other behavior detrimental to the interests of the Company as the Board determines.

2.           The Letter Agreement is hereby amended to create a new Section 7A, which shall be inserted into the Letter Agreement after Section 7 and before Section 8:

Effect of Termination upon a Change of Control. Notwithstanding anything to the contrary set forth herein, in the event that, after a Change of Control (as hereinafter defined) either (i) your employment is terminated by the Company without Cause within twelve (12) months following a Change in Control or (ii) you resign from your employment for Good Reason (as hereinafter defined) within twelve (12) months following a Change in Control: you will be entitled to receive from the Company, in addition to the portion of your Base Salary that has been earned through your last day of employment and is then payable, but that has not yet been paid, and in lieu of any amounts you are entitled to receive pursuant to Section 7 of the Letter Agreement: (A) severance payments in an amount equal to your Base Salary for a period of twelve (12) months from the termination date, payable in a single lump sum; (B) an amount equal to your earned bonus for the calendar year in which your employment termination occurs, plus any amount of your bonus for the prior calendar year that has been earned but that has not yet been paid, payable in a single lump sum; and (C) reimbursement of the medical and dental insurance premiums for you and your eligible dependents under the Company’s group insurance plans at the same level you elected and was in effect as of the effective date of the termination of your employment for a period of twelve (12) months from the termination date, in each case subject to all applicable tax deductions and withholdings; provided, however, that no severance payments or insurance reimbursements shall be paid or owed unless you first sign and deliver to the Company the Release and Covenant in a form prepared by and satisfactory to the Company and may incorporate post-employment obligations on your part consistent with those contemplated by this Agreement, as it may be hereafter amended and in effect upon the termination of your employment.

The severance payments will commence as soon as administratively feasible within sixty (60) days following your termination of employment, provided that you have fully executed and not revoked the Release and Covenant within forty-five (45) days following your termination of employment. Notwithstanding the foregoing, if your termination of employment is within the final sixty (60) days of the calendar year, the severance payments shall commence as soon as administratively feasible within sixty (60) days following your termination of employment, but in no event prior to the first scheduled pay date in the next calendar year, provided you have fully executed and not revoked the Release and Covenant.

For purposes hereof, “Good Reason” shall be deemed to exist with respect to any termination by your employment for any of the following reasons: (i) the relocation of the office of the Company at which you are principally based to a location that is more than fifty (50) miles from the location of the Company’s office as of the date of this Agreement provided that such new location is more than fifty (50) miles from the location of your primary residence as of the date of this Agreement; (ii) any failure by the Company to comply in all material respects with any material term of this Agreement; (iii) your demotion to a lesser position than described in Section 2 hereof or a substantial diminution of your authority, duties or responsibilities as in effect on the date of this Agreement; or (iv) a material diminution of your Base Salary and benefits, in the aggregate, unless such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives; provided, however, that “Good Reason” shall not include a termination of your employment upon your death or disability or by the Company for Cause, or a reduction in title, position, responsibilities or duties solely by virtue of the Company being acquired in the Change of Control and made part of, or operated as a subsidiary or division of, a larger company or organization, so long as such new duties and responsibilities are reasonably commensurate with your experience. You may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (A) you, within sixty (60) days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provide the Company with written notice that describes, in particular detail, the act or failure to act that you believe to constitute “Good Reason” and identify the particular clause of this paragraph that you contend is applicable to such act or failure to act; (B) the Company, within thirty (30) days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by you of your employment relationship with the Company, and (C) you actually resign your employment with the Company on or before that date that is six (6) calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the preceding sentence are not fully satisfied on a timely basis, then your resignation from your employment with the Company shall not be deemed to have been for “Good Reason,” you shall not be entitled to any of the benefits to which you would have been entitled if you had resigned your employment with the Company for “Good Reason,” and the Company shall not be required to pay any amount that would otherwise have been due to you under Section 7A had you resigned with “Good Reason.

As used in this Agreement, the term “Change of Control” shall mean any of the following:

(i)           any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction; or

(ii)           any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction.

3.           All provisions of the Letter Agreement, as amended by this Amendment, that by their terms, whether express or implied, are intended to continue beyond the termination of your employment by the Company shall thereafter continue in effect.

4.           All of the terms, provisions, covenants and conditions of the Letter Agreement shall hereafter continue in full force and effect in accordance with their terms, except to the extent amended, modified or revised in this Amendment.

If the foregoing is acceptable to you, kindly sign and return one copy of this Amendment to the Company.

Sincerely yours,

CELATOR PHARMACEUTICALS, INC.

	By:	/s/ Scott T. Jackson
Scott T. Jackson Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Fred M. Powell	April 1, 2016
Fred M. Powell